BRE Properties Comments On Fire At MB360 Development Project

SAN FRANCISCO, March 12, 2014 -- BRE Properties, Inc. (NYSE: BRE), a leading owner, operator and developer of high-quality apartment communities in targeted growth markets in California and Seattle, today confirmed that a fire occurred at its MB360 development project in the Mission Bay area of San Francisco.

At this time, the cause of the fire is not known and no injuries have been reported.

The Company issued the following statement:

At about 5:00 pm today, a fire occurred at Block 5 of our MB360 development project located in the Mission Bay district of San Francisco. The structure contains 172 units under construction.

Fire and police officials are on the scene and working to contain the fire. Thankfully, the project was safely evacuated and all associates and contractors have been accounted for. The safety of our associates, contractors and the community is our number one priority.

Our Block 11 site which is part of the MB360 development project and contains 188 units under construction was not affected. We extend our thanks and gratitude to the fire and emergency services personnel for their rapid response.

We are currently assessing the situation, including the cause of the fire, and we will be consulting with the appropriate authorities.

We carry comprehensive insurance coverage for events such as this including hard cost replacement, soft costs and loss of revenue. We believe any losses to the Company caused by the fire should be covered by insurance and will not have a material effect on our financial condition , operating results, or pending merger transaction.

About BRE Properties

BRE Properties, based in San Francisco, California, focuses on the development, acquisition and management of apartment communities located primarily in the major metropolitan markets of Southern and Northern California and Seattle. As of December 31, 2013 BRE directly owned 73 multifamily communities (totaling 20,724 homes) with an additional four communities under construction (totaling 1,382 homes) and a joint venture interest in one apartment community (totaling 252 homes). BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our website at www.breproperties.com.

On January 29, 2014 Essex filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement of Essex and BRE that also constitutes a prospectus of Essex. Essex and BRE also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

You may obtain a free copy of the joint proxy statement/prospectus and other relevant documents filed by Essex and BRE with the SEC at the SEC's website at www.sec.gov. Copies of the documents filed by Essex with the SEC will be available free of charge on Essex's website at www.essexpropertytrust.com or by contacting Essex Investor Relations at (650) 494-3700. Copies of the documents filed by BRE with the SEC will be available free of charge on BRE's website at www.breproperties.com or by contacting BRE Investor Relations at (415) 445-3745.

Essex and BRE and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Essex's executive officers and directors in Essex's definitive proxy statement filed with the SEC on April 1, 2013. You can find information about BRE's executive officers and directors in BRE's definitive proxy statement filed with the SEC on March 11, 2013. Additional information regarding the interests of such potential participants is included in the joint proxy statement/prospectus and will be included in other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from Essex or BRE using the sources indicated above.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the Company's insurance coverage, financial condition and results of operations with respect to the fire, and is based on the Company's current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates," or "anticipates" or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: the timing and amount of any insurance settlement may not be as we expect and there may be aspects of the fire currently unknown to us that could adversely affect our financial condition and results of operations.

Contact:

Investors:	Media:
Stephanie Andre	Andrew Siegel / Jonathan Keehner
BRE Properties, Inc.	Joele Frank, Wilkinson Brimmer Katcher
415-445-3745	212-355-4449

SOURCE BRE Properties